Exhibit 99.1

PLACER SIERRA BANCSHARES

PRESS RELEASE

APRIL 21

For more information contact:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Ronald W. Bachli, Chairman & CEO	Tony Rossi
David E. Hooston, Chief Financial Officer	(310) 854-8317
(916) 554-4750

PLACER SIERRA BANCSHARES REPORTS 24% INCREASE

IN NET INCOME FOR THE FIRST QUARTER OF 2005

Sacramento, California – April 20, 2005 - Placer Sierra Bancshares (NASDAQ: PLSB), a $1.8 billion commercial banking company serving the Northern, Central and Southern California markets, today announced financial results for the first quarter ended March 31, 2005.

Net income for the three months ended March 31, 2005, was $5.2 million, a 23.7% increase over the $4.2 million reported for the same period of 2004. Net income per diluted share for the three months ended March 31, 2005 was $0.34, an increase of 13.3% over $0.30 per diluted share for the same period of 2004.

For the three months ended March 31, 2005, the Company’s return on average assets and return on average equity were 1.16% and 10.93%, respectively, compared with 1.21% and 10.02%, respectively, for the first quarter of 2004.

Commenting on the first quarter, Ron Bachli, Chairman and Chief Executive Officer of Placer Sierra Bancshares, said, “Although we generated double-digit earnings growth, our first quarter results did not meet our initial expectations. In large part, our earnings shortfall was due to lower than anticipated revenues from the referral of commercial real estate (CRE) loans to third parties. While our pipeline of CRE loans is very strong, it has taken longer than normal for these loans to move into the funding stage. We believe this will result in the majority of our CRE loan referral fee income occurring in the second half of 2005.

“Our expense management and margin improvement initiatives are producing good results, which bodes well for future quarters. Our net interest margin of 5.20% in the first quarter of 2005 was a significant improvement from 4.77% in the fourth quarter of 2004. The Company’s significant expansion in net interest margin is reflective of our asset sensitive position in the current rising interest rate environment. The yield on loans and leases held for investment increased 28 basis points to 6.52%, while the cost of deposits increased only 7 basis points to 0.73%. We believe our first quarter 2005 net interest margin is among the highest margins within our peer group and reflects the attractive deposit franchise that serves as the foundation for our continued success,” said Mr. Bachli.

FIRST QUARTER HIGHLIGHTS

	First Quarter			Fourth Quarter
$ in thousands except per share data	2005	2004	% Change	2004	% Change
Diluted earnings per share	$0.34	$0.30	13	$0.30	13
Net income	$5,170	$4,180	24	$4,481	15

Return on average assets	1.16%	1.21%		1.12%
Return on average equity	10.93%	10.02%		9.49%
Efficiency ratio	63.92%	64.72%		63.39%
Net interest margin	5.20%	5.22%		4.77%

Net interest income for the first quarter of 2005 was $19.9 million, an increase of 28.9% over net interest income of $15.4 million in the same period of 2004. The increase in net interest income reflects the acquisition of First Financial Bancorp on December 10, 2004, and organic loan growth of 11.3% (excluding loans added in the First Financial Bancorp acquisition), during the twelve months ended March 31, 2005.

Total non-interest income for the first quarter of 2005 totaled $3.5 million, compared with $4.1 million for the first quarter of 2004. The decrease is primarily attributable to two one-time gains that occurred in the first quarter of 2004: a $397,000 benefit on bank-owned life insurance (BOLI), and a $275,000 recovery of an operating loss that was recorded in the fourth quarter of 2003. Most other non-interest income items increased due to the acquisition of First Financial Bancorp. However, the total level of growth in service charges on deposit accounts continues to be challenged by an increase in earnings credits on business accounts associated with an increase in short-term interest rates during the quarter that are the basis for credits against such service charges.

Total non-interest expense for the first quarter of 2005 was $14.9 million, compared with $12.6 million for the first quarter of 2004. The increase in non-interest expense is principally attributable to the acquisition of First Financial Bancorp.

The Company’s efficiency ratio for the first quarter of 2005 was 63.92%, compared to 64.72% in the first quarter of 2004 and 63.39% in the fourth quarter of 2004. While non-interest expense was within the Company’s expectations, the efficiency ratio in the first quarter of 2005 was slightly higher than expected due to the lower non-interest income.

BALANCE SHEET

As of March 31, 2005 total assets were $1.832 billion, compared to $1.779 billion at December 31, 2004. Average assets for the first quarter of 2005 were $1.804 billion compared with $1.384 billion for the same quarter of 2004, an increase of $419.6 million, or 30.3%, over the first quarter of 2004. The increase is principally attributable to the acquisition of First Financial Bancorp.

Total loans and leases held for investment were $1.294 billion at both March 31, 2005 and December 31, 2004. While the Company booked $128.3 million of new commitments during the three months ended March 31, 2005, it also experienced an unusually large amount of loan prepayments at $73.9 million.

The Company typically experiences slower loan growth during the first quarter of each year. For comparison, total loans grew by $15.8 million, or 1.7% during the first quarter of 2004. Organic loan growth for the twelve months ended March 31, 2005, totaled $109.5 million, or 11.3%.

Total deposits grew by an annualized 14.8%, or $54.8 million, to $1.555 billion at March 31, 2005, from $1.500 billion at December 31, 2004. The increase in total deposits is primarily attributable to the Company’s focus on attracting longer-duration time certificates of deposit. The Company believes the addition of these time deposits will help mitigate net interest margin compression over the next 12 to 24 months. As a result of this strategy, time certificates of deposits increased to 22.9% of total deposits at March 31, 2005, from 21.0% at December 31, 2004.

Total shareholders’ equity was $193.0 million at March 31, 2005, compared with $191.6 million at December 31, 2004.

CREDIT QUALITY

While the Company generated significant levels of new business during the first quarter of 2005, early payoffs and scheduled amortizations resulted in no overall increase in the Company’s loan portfolio by the end of the quarter. The Company’s overall credit quality improved modestly during the first quarter, with loan recoveries exceeding loan charge-offs by $538,000. As a result, management determined that the allowance for loan and lease losses was adequate without adding to the allowance for loan and lease losses during the first quarter of 2005.

Net recoveries as a percentage of average loans and leases held for investment were 0.17% for the three months of 2005 versus net charge-offs of 0.44% for the three months ended March 31, 2004. The allowance for loan and lease losses totaled $16.7 million at March 31, 2005 and represents 1.29% of loans and leases held for investment, net of deferred fees and costs, and 549.51% of nonperforming loans and leases as of that date.

REGULATORY CAPITAL

Placer Sierra Bancshares’ regulatory capital ratios at March 31, 2005 are as follows:

Leverage Ratio
Placer Sierra Bancshares	8.10%
Minimum regulatory requirement	4.00%

Tier 1 Risk-Based Capital Ratio
Placer Sierra Bancshares	9.77%
Minimum regulatory requirement	4.00%

Total Risk-Based Capital Ratio
Placer Sierra Bancshares	10.98%
Minimum regulatory requirement	8.00%

OUTLOOK

For the second quarter of 2005, the Company expects fully diluted earnings per share to range from $0.37 to $0.39.

Commenting on the outlook for Placer Sierra Bancshares, Mr. Bachli said, “We anticipate that our loan and deposit growth will accelerate in the second quarter, although the bottom-line impact will be mitigated by one-time expenses associated with Sarbanes-Oxley compliance efforts, as well as our continued investment in experienced relationship managers to support our expansion in the Central Valley and Southern California areas. We are attracting some of the most productive bankers in California to the Company, and we expect to get exceptional leverage from these investments as they build their book of business for Placer Sierra.

“Our loan pipeline has never been larger, and we believe these personnel additions will help us reach our goal of generating more than $800 million in new loan commitments during 2005. We continue to expect to refer between $75 and $125 million of our loan production in 2005 to third parties to generate near-term fee income that will help offset our investment in senior personnel. The underlying conditions for generating significant loan and deposit growth remain strong throughout our California market, and as we add talented bankers to our high-performance sales culture, we believe we will fully capitalize on these opportunities in the quarters ahead.”

ABOUT PLACER SIERRA BANCSHARES

Placer Sierra Bancshares is a Northern California-based bank holding company for Placer Sierra Bank with 31 branches in an eight-county area of Northern California, including Placer, Sacramento, El Dorado, Sierra, Nevada, Amador, San Joaquin and Calaveras counties and nine branches in Southern California’s Orange and Los Angeles counties. Placer Sierra Bank and its divisions, Sacramento Commercial Bank, Bank of Orange County and Bank of Lodi, offers its customers the resources of a large financial institution and the resourcefulness and superior customer service of a community bank.

Placer Sierra Bank offers a broad array of deposit products and services for both commercial and retail customers. These products include electronic banking, cash management services, electronic bill payment and investment services with an emphasis on relationship banking. Placer Sierra Bank also provides competitive loan products such as commercial loans and lines of credit, commercial real estate loans, Small Business Administration loans, residential mortgage loans, home equity lines of credit and construction loans. For more information, please visit www.placersierrabank.com.

Placer Sierra Bancshares is publicly traded on NASDAQ under the stock symbol PLSB. For more information about Placer Sierra Bancshares, please visit www.placersierrabancshares.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that involve inherent risks and uncertainties. Placer Sierra Bancshares cautions readers that a number of important factors could cause actual results to differ materially from those in such forward-looking statements. All statements other than statements of historical fact are forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and relative cost savings cannot be realized or realized within the expected time frame; revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; changes in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market area in which Placer Sierra does business, are less favorable than expected; legislation or regulatory requirements or changes adversely affect Placer Sierra’s business; changes that may occur in the securities markets; and other risks that are described in Placer Sierra’s Securities and Exchange Commission filings. If any of these uncertainties materializes or any of these assumptions proves incorrect, Placer Sierra’s results could differ materially from Placer Sierra’s expectations as set forth in these statements. Placer Sierra assumes no obligation to update such forward-looking statements.

UNAUDITED CONSOLIDATED BALANCE SHEETS

($ in thousands, except per share data)

	March 31, 2005	December 31, 2004
Assets:
Cash and due from banks	$51,899	$39,255
Federal funds sold	68,061	361

Cash and cash equivalents	119,960	39,616

Interest bearing deposits with other banks	125	125
Investment securities available-for-sale	220,534	249,916
Federal Reserve Bank and Federal Home Loan Bank stock	10,430	10,430
Loans and leases held for investment, net of allowance for loan and lease losses of $16,738 in 2005 and $16,200 in 2004	1,277,581	1,278,064
Premises and equipment, net	27,560	27,645
Cash surrender value of life insurance	42,773	42,390
Other real estate	657	657
Goodwill	101,364	101,329
Other intangible assets	13,523	14,172
Other assets	17,530	14,641

Total assets	$1,832,037	$1,778,985

Liabilities and shareholders’ equity:
Liabilities:
Noninterest-bearing deposits	$491,667	$485,193
Interest-bearing deposits	1,063,143	1,014,866

Total deposits	1,554,810	1,500,059

Short-term borrowings	14,547	16,265
Accrued interest payable and other liabilities	16,078	17,409
Junior subordinated deferrable interest debentures	53,611	53,611

Total liabilities	1,639,046	1,587,344

Shareholders’ equity:
Common stock	158,116	157,834
Retained earnings	36,707	33,323
Accumulated other comprehensive income	(1,832)	484

Total shareholders’ equity	192,991	191,641

Total liabilities and shareholders’ equity	$1,832,037	$1,778,985

Shares outstanding	14,895,084	14,877,056
Book value per share	$12.96	$12.88

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

($ in thousands, except per share data)

	Three Months Ended
	March 31,		December 31,
	2005	2004	2004
	(In thousands, except share and per share data)
Interest income:
Interest and fees on loans and leases held for investment	$20,766	$15,069	$17,411
Interest on loans held for sale	—	3	1
Interest on deposits with other banks	1	—	1
Interest and dividends on investment securities
Taxable	2,373	2,212	1,452
Tax-exempt	163	132	135
Interest on federal funds sold	126	73	564

Total interest income	23,429	17,489	19,564

Interest expense:
Interest on deposits	2,751	1,524	2,234
Interest on short-term borrowings	34	89	25
Interest on junior subordinated deferrable interest debentures	760	446	592

Total interest expense	3,545	2,059	2,851

Net interest income	19,884	15,430	16,713
Provision for the allowance for loan and lease losses	—	520	—

Net interest income after provision for the allowance for loan and lease losses	19,884	14,910	16,713

Non-interest income:
Service charges and fees on deposit accounts	1,725	1,565	1,583
Referral and other loan-related fees	518	621	783
Loan servicing income	133	93	67
Gain on sale of loans, net	—	70	6
Revenues from sales of non-deposit investment products	191	218	199
Gain on sale of investment securities available-for sale, net	—	206	—
Increase in cash surrender value of life insurance	414	319	291
Other	482	959	344

Total non-interest income	3,463	4,051	3,273

Non-interest expense:
Salaries and employee benefits	7,598	6,428	6,633
Occupancy and equipment	2,050	1,687	1,862
Merger	—	—	(19)
Other	5,276	4,494	4,193

Total non-interest expense	14,924	12,609	12,669

Income before income taxes	8,423	6,352	7,317
Provision for income taxes	3,253	2,172	2,836

Net income	$5,170	$4,180	$4,481

Per share information:
Weighted average shares outstanding:
Basic	14,887,729	13,714,085	14,790,697
Diluted	15,197,096	13,837,023	15,135,063
Earnings per share:
Basic	$0.35	$0.30	$0.30
Diluted	$0.34	$0.30	$0.30

UNAUDITED CONSOLIDATED AVERAGE BALANCE SHEETS

($ in thousands)

	Three Months Ended March 31,
	2005	2004
Average assets:
Loans and leases held for investment	$1,292,276	$963,176
Loans held for sale	—	242
Investment securities available-for-sale	228,650	183,490
Federal funds sold	19,865	34,362
Interest-bearing deposits with other banks	125	—
Other earning assets	10,430	7,289

Average earning assets	1,551,346	1,188,559
Other assets	252,412	195,605

Average total assets	$1,803,758	$1,384,164

Average liabilities and shareholders’ equity:
Average liabilities:
Noninterest-bearing deposits	$485,395	$371,796
Interest-bearing deposits	1,039,569	753,341

Average deposits	1,524,964	1,125,137

Other interest-bearing liabilities	69,302	73,225
Other liabilities	17,652	17,959

Average liabilities	1,611,918	1,216,321
Average shareholders’ equity	191,840	167,843

Average liabilities and shareholders’ equity	$1,803,758	$1,384,164

YIELD ANALYSIS

($ in thousands)

Average loans and leases held for investment	$1,292,276	$963,176
Yield	6.52%	6.29%
Average earning assets	$1,551,346	$1,188,559
Yield	6.12%	5.92%
Average interest-bearing deposits	$1,039,569	$753,341
Cost	1.07%	0.81%
Average deposits	$1,524,964	$1,125,137
Cost	0.73%	0.54%
Average interest-bearing liabilities	$1,108,871	$826,566
Cost	1.30%	1.00%

Interest spread	4.82%	4.92%
Net interest margin	5.20%	5.22%

CREDIT QUALITY MEASURES

	Three Months Ended 3/31/05	Year Ended 12/31/04	Nine Months Ended 9/30/04	Six Months Ended 6/30/04	Three Months Ended 3/31/04
Non-performing loans and leases to total loans and leases held for investment	0.24%	0.22%	0.21%	0.35%	0.17%

Non-performing assets to total assets	0.20%	0.20%	0.19%	0.30%	0.18%

Allowance for loan and lease losses to total loans and leases held for investment	1.29%	1.25%	1.21%	1.31%	1.32%

Allowance for loan and lease losses to non-performing loans and leases	549.51%	558.81%	580.35%	370.71%	788.00%

Allowance for loan and lease losses to non-performing assets	452.01%	455.57%	446.85%	302.20%	526.95%

Net charge-offs/(recoveries) to average loans and leases held for investment	(0.17)%	0.15%	0.15%	0.15%	0.44%

LOANS

($ in thousands)

	Balance 03/31/05	Balance 12/31/04	Balance 09/30/04	Balance 06/30/04	Balance 03/31/04
Loans and leases held for investment

Real estate - mortgage	$901,956	$892,136	$735,971	$725,974	$690,425
Real estate - construction	191,834	184,317	153,552	125,943	115,986
Commercial	155,478	167,035	127,342	118,388	126,600
Agricultural	14,539	17,423	391	9	12
Consumer	9,961	11,110	10,688	10,363	10,692
Leases receivable and other	22,784	24,575	24,523	24,471	25,923

Total gross loans and leases held for investment	1,296,552	1,296,596	1,052,467	1,005,148	969,638

Less: Allowance for loan and lease losses	(16,738)	(16,200)	(12,762)	(13,164)	(12,805)
Deferred loan and lease fees, net	(2,233)	(2,332)	(1,468)	(1,146)	(1,057)

Total net loans and leases held for investment	$1,277,581	$1,278,064	$1,038,237	$990,838	$955,776

Loans held for sale, at cost, which approximates market	$—	$—	$—	$181	$555

Total loans and leases held for investment, net of deferred fees and costs	$1,294,319	$1,294,264	$1,050,999	$1,004,002	$968,581

Percent of gross loans and leases held for investment

Real estate - mortgage	69.5%	68.8%	69.9%	72.2%	71.2%
Real estate - construction	14.8%	14.2%	14.6%	12.5%	12.0%
Commercial	12.0%	12.9%	12.1%	11.8%	13.1%
Agricultural	1.1%	1.3%	0.0%	0.0%	0.0%
Consumer	0.8%	0.9%	1.0%	1.0%	1.1%
Leases receivable and other	1.8%	1.9%	2.4%	2.5%	2.6%

	100.0%	100.0%	100.0%	100.0%	100.0%

DEPOSITS

($ in thousands)

	At March 31, 2005		At December 31, 2004
	Amount	% of Deposits	Amount	% of Deposits
Non-interest bearing deposits	$491,667	31.62%	$485,193	32.34%
Interest-bearing deposits:
Interest-bearing demand	246,475	15.85%	256,650	17.11%
Money market	281,347	18.10%	262,957	17.53%
Savings	178,953	11.51%	179,578	11.97%
Time, under $100,000	193,325	12.43%	176,026	11.73%
Time, $100,000 or more	163,043	10.49%	139,655	9.32%

Total interest bearing deposits	1,063,143	68.38%	1,014,866	67.66%

Total deposits	$1,554,810	100.00%	$1,500,059	100.00%